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EXHIBIT 10.9

                      ELECTRONIC COMMERCE AGREEMENT BETWEEN
                           THE UNIVERSITY OF MINNESOTA
                                       AND
                         VIRTUAL TECHNOLOGY CORPORATION
                                      d/b/a
                      NET DIRECT CORPORATION INTERNATIONAL

         THIS AGREEMENT including all Exhibits attached hereto and incorporated herein by reference (the "Agreement") is made as of the 4th day of January, 2000, by and between Virtual Technology Corporation d/b/a Net Direct Corporation International, a corporation organized under Minnesota law (hereinafter called "NDC"), and the Regents of the University of Minnesota (hereinafter called "the University"). On a nonexclusive basis, the University agrees to buy products and services from NDC and NDC agrees to provide or supply products and services to the University on the following terms and conditions specified herein.

 INDUCEMENTS

         WHEREAS, the University has submitted to NDC, and others, a Request for Proposal issued on May 14, 1999, and referred to as #U110.19, which is attached hereto and incorporated herein as Exhibit 2 (the "RFP") setting forth certain terms and conditions, and certain information regarding (i) hardware, software and services related to the implementation of an E-Commerce system as well as sales of Computer Peripherals and other related Products throughout the University's organization, (ii) the University's desire to add value and to improve its capability for delivering business solutions through such an E-Commerce environment, and (iii) certain technical requirements to fulfill the present and future needs of the University over the period of this contract; and

         WHEREAS, based on the results of NDC's review and analysis of the RFP, NDC has prepared and delivered to the University a Proposal dated June 4, 1999, which is attached hereto and incorporated herein as Exhibit 1 (the "Proposal") setting forth representations including conclusions, recommendations, and benefits regarding the E-Commerce environment and the sale of suitable Products of hardware, software, and services and other related Products required to provide the University with certain capabilities as specified in the RFP's requirements and specifications for ongoing operations; and to further provide the University with the capability and flexibility sufficient to handle its current and reasonable anticipated growth over the period of this contract; and

         WHEREAS, on the basis of the representations contained in NDC's proposal, presentations, other printed material, correspondence, discussions, and in reliance upon the expertise of NDC in analyzing, designing, and developing E-Commerce solutions for institutions such as the University, the University desires to enter into a mutually beneficial relationship with NDC under the terms and conditions hereinafter set forth in order to facilitate the anticipated purchase by the University of certain Products and Services; and

         NOW, THEREFORE, in consideration of the inducements, mutual covenants and conditions herein contained, the parties agree as follows:

 1.0     TERM OF AGREEMENT.

         1.1. TERM. This Agreement shall become effective as of the day first written above and shall expire on December 31, 2001, unless terminated earlier as provided herein. This Agreement may be extended by either party for three successive one-year terms by giving notice to the other party at least sixty days prior to the end of the initial term or, as applicable, sixty days prior to the end of each successive one-year term.

         1.2. Termination for Convenience. The University may terminate this Agreement for convenience in whole or with respect to particular products offered by NDC herein; provided that notice is given by the University to NDC at least (60) sixty days in advance - In full discharge of any obligations with respect to this Agreement and such termination, the University shall pay NDC for all orders accepted by the University prior to the effective date of termination.




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         1.3. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The terms, provisions, representations and warranties contained in this Agreement that by their sense and context are intended to survive the performance thereof by either or both parties hereunder shall so survive the completion of performance and termination of this Agreement and any Order placed hereunder, including, but not limited to, the making of any and all payments due hereunder, confidential information, insurance, any rights and obligations conveyed by license and any cause of action that accrued prior to said termination.

         1.4. RIGHTS UPON ORDERLY TERMINATION. Upon termination or other expiration of this, Agreement, or any license or Order made hereunder, each party shall forthwith return to the other, or-, where applicable certify in writing the destruction of, all papers, materials and properties of the other held by such party and required to be returned by this Agreement or any license or Order hereunder. In addition each party will assist the other party in orderly termination of this Agreement or any Order and the transfer of all aspects hereof, tangible and intangible, as may be necessary for the orderly, nondisrupted business continuation of each party.

 2.0     DEFINITIONS.

         2.1 Acceptance Date. Acceptance date is the date on which the University has received delivery of the complete Order and has inspected such delivery for satisfactory and complete performance according to NDC's specifications and the applicable order.

         2.2 Component. A Component is any integral part of a "System", whether hardware or software.

         2.3 Delivery Date. Delivery Date is the date by which all items and parts of the applicable Product(s) shall be delivered to the destination specified in the Order.

         2.4 Installation Date. The Installation Date is the date by which all items or parts of the applicable Product(s) shall be installed and prepared for Acceptance at the location specified in the Order.

         2.5 ORDER. An Order is any written request for any Product or Service issued on the University's Purchase Order pursuant to this Agreement.

         2.6 Preinstalled Software. Preinstalled Software is commercial software products sold by NDC as part of a system installed prior to shipment.

         2.7 PRODUCT(S), Product is any Equipment, Software, Service, communications hardware or software, or Supply Item offered by NDC; "Software" includes any program, programming aid, routine translation, compiler, diagnostic routine, Operating System Software or Application Software; "Supply Item" includes any cards, paper, magnetic tape, compact discs, other magnetic storage media, and similar items that are used or required to operate the Products acquired by NDC or the University under this Agreement or any Order.

         2.8 RELATED ORDER(S). Related Order(s) is any Order(s) that is related to one or more other Order(s) where (i) either such Order specifies that the two or more orders are so related; or (ii) either such order specifies that one or more such Orders is conditioned or contingent upon the execution or performance of the other Order(s); or (iii) the Order(s) is for Products that are necessary to the reasonable or intended operation or use of any other Product ordered by the University within thirty (30) days before or after the date a University customer executes the other Order, or (iv) a change order which alters the conditions or specifications of any Order.

         2.9 Services. Services include any programming service, preventive maintenance, remedial hardware maintenance, software maintenance, consulting service, or support service or other service provided by NDC or its authorized representatives to the University.

         2.10 SPECIFICATIONS. Specifications are the information, which fully describes the capabilities and functionality of the Product as set forth in any material provided by NDC including the documentation and user's manuals described herein.




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         2.11 System. A System is any collection or aggregation of two (2) or more components that is designed to function, or is represented by NDC as functioning or being capable of functioning, as an entity.

 3.0     GENERAL DESCRIPTION OF SCOPE OF SERVICES

         3.1 APPLICABILITY. This agreement is applicable to the procurement by the University in any University designated site of any Products and Services that are available or will be made available during the term of this Agreement.

         3.2 INTERRELATIONSHIP WITH ORDERS. This is a nonexclusive general procurement agreement for electronic transfer of orders that contemplates the future execution by NDC and the University of one (1) or more Orders. Each Order shall contain the minimum information agreed upon by NDC and the University and shall automatically be deemed to include, without the necessity of reference or incorporation, all the terms and provisions of this Agreement. All transactions between NDC and the University during any terms of this Agreement shall be governed by this Agreement and any applicable Order; provided that:

                  I. The parties may otherwise agree in writing executed by authorized representatives of both of them; and

                  II. Whenever the provisions of an Order conflict with the provisions of this Agreement, the provisions of the Order which have been mutually agreed upon by the parties in writing and which are not pre-printed as part of a form shall control and take precedence over the conflicting provisions of this Agreement, but only for purposes of such Order and, except for such Order, the terms and conditions of this Agreement shall not be deemed to be amended, modified, canceled, or waived. Conflicting template provisions belonging to either party shall be deemed deleted.


                 III. The University reserves the right to obtain any or all Supply items from sources other than NDC without effect to Maintenance and Performance Warranties, provided such supplies conform to manufacturer's specifications.


          3.3 Scope of Use. The scope of use by the University may be increased under this Agreement to include additional groups such as student purchases, staff purchases for personal use, or use by other entities. Reasonable advance notice will be given to NDC by the University that the University desires to increase the scope of use. Terms and conditions for any increase in scope will be renegotiated as deemed necessary and by agreement of NDC and the University.

 4.0     RELATIONSHIP BETWEEN THE UNIVERSITY AND NDC

         4.1 NDC Visits to the University. NDC will, at NDC's expense, visit the University's designated location no less than once quarterly. NDC personnel will include, but not be limited to, product development specialists and/or other such technical specialists as requested by the University.

         4.2 University Visits to NDC. The University will, at its discretion and expense, visit NDC facilities. NDC will make available, at NDC's expense, technical specialists as determined by the University and NDC to discuss NDC's technical strategic direction. Such visits would be subject to non-disclosure provisions executed by the University in conformance with the Minnesota Government Data Practices Act. Such visits may include NDC's development laboratory so that the University, may participate in product development discussions.




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         4.3 NDC PERSONNEL REMOVAL FOR CAUSE. Certain individuals will have access to the University's plans and confidential information as a requirement for fulfilling their duties, and the University will become dependent on these individuals for advice and expertise ("Key NDC Personnel") The University may require NDC to immediately remove Key NDC Personnel from University projects for the violation of the terms and conditions of this Agreement including the violation of the University's policies, rules and regulations, violation of Local, State, Federal or Municipal statutes, or where said individual is engaged in activities that could be detrimental to the University or University Personnel. The University's sole liability to NDC when NDC Personnel are removed under the provisions of this paragraph will be for the payment of valid invoices submitted to the University by NDC covering the period of time of the University notifying NDC to remove said personnel.

         4.4 No Effect on Warranty. The University's selection, use (or nonuse) of its rights and remedies regarding Personnel shall not affect in any way NDCs responsibilities, liabilities, or warranties under this Agreement."

         4.5 SITE RULES AND REGULATIONS. NDC and its employees and agents, while on the University's premises, shall comply with the University's site rules and regulations.

         4.6 PREFERENTIAL SCHEDULING. In determining the availability of a Product or replacement Product, if necessary to meet the University's requirements or replace damaged Product(s), NDC shall provide reasonable best efforts to expedite and allocate to the University the next available Product at NDC's facilities, superseding to the extent permitted by law all other delivery commitments and schedules.

         4.7 NEW TECHNOLOGY REPLACEMENT. The University and NDC recognize that NDC will market new Products ("New Technology") that are designed to enhance or replace Products provided for in this Agreement. To accommodate each party's requirements, NDC agrees to include New Technology as part of its Product offerings within the terms provided for in this Agreement. The University's acquisition of New Technology will be included in any pricing discounts for Product or Purchase volumes stated within this Agreement.


         4.8 INDEPENDENT OBLIGATION OF NDC TO CONTINUE PERFORMANCE. Because of the critical importance of the obligations undertaken by NDC hereunder to the operations of the University and the substantial expertise (not otherwise possessed by the University) which NDC has represented it will utilize in connection with the fulfillment of its obligations and the reliance of the University on such expertise for the fulfillment of its business processing, NDC assumes an independent obligation to continue performance of its obligations hereunder in all respects regardless of any dispute which may arise between the University and NDC in connection with any claims by NDC that the University has materially breached its obligations hereunder. Such independent obligation shall continue for ninety (90) days from the date upon which the University receives written notice of such alleged breach from NDC. NDC undertakes this independent obligation without prejudice to any rights or remedies it may otherwise have in connection with any dispute between NDC and the University.

         4.9 TRADE-IN OF PURCHASED EQUIPMENT. NDC will accept trade-ins of previously purchased equipment with the purchase of new equipment. Trade-in values, if any, will be determined by agreement between NDC and the University.

        4.10 TIME LINE FOR UNIVERSITY E-COMMERCE ENVIRONMENT AND CONTRACT CONDITIONS - NDC WILL USE, best efforts to complete the following time line projects in accordance with a mutually agreeable timeline:

                  4.10.1 Phase I is to be completed no later than thirty (30) days following the execution of this Agreement and consists of the following:

                           Automatic notification (from University to NDQ of
approved purchase orders, with funds committed, for departmental computer sales. This notification will inform NDC that release of the order from NDC's web site is authorized and NDC should ship Order.

                  4.10.2 Phase II is to be completed not later than one hundred and eighty (180) days following the execution of this Agreement and consists of the following:




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                          1.      Open Buying on the Internet (OBI) solution;

                          2.      Automatic notification of NDC Shopping Cart
 information to the University to feed the University's electronic purchase order and approval system.

                  4.10.3 Phase III is to be completed no later than three hundred and sixty five (365) days following the execution of this Agreement and consists of the following:

                          Electronic funds Transfer (EFT) for invoice payment of
 the E-Commerce purchases. Reasonable terms and conditions of EFT will be negotiated by representatives of NDC and the University at such time as is reasonable during the development of this Phase.

                  4.10.4 NDC will provide regular progress reports to the University summarizing progress made under each Phase.

         4.11 PRODUCT LISTING RIGHTS. NDC will regularly inform the University of additions, deletions, and changes in products listed on their E-Commerce Web page. The University will have the right to request additions, deletions and changes of these listings necessary to maintain the integrity of products supplied to the University. NDC, upon receipt of such request, will use best efforts to fulfill these requests within forty-eight (48) hours or less. Requests must be authorized by designated University personnel. For purposes of this provision, the designated individual from the University is

 Dr. Shih-Pau Yen
 190 Shepherd Laboratories
 100 Union Street, S.E.
 Minneapolis, MIN 55455
 Telephone: (612) 624-8865
 Facsimile: (612) 625-6817

 The University agrees to provide NDC notice of any change of its designated individual.

         4.12 Capacity. NDC will maintain capability within their system to expeditiously handle the number of orders entered by the University community throughout the term of this agreement.

         4.13 UNIVERSITY COLLEGES. NDC will maintain the capability to customize product availability to meet the needs of differing and specific colleges within the University.

         4.14 PRICE SPECIALS. Within the PARAMETERS APPROVED BY THE UNIVERSITY, INCLUDING, BUT NOT, LIMITED to advance notice, NDC will roll-out SPECIAL PRICING TO THE UNIVERSITY COMMUNITY VIA E-MAIL lists provided by the University. The University retains the right to accept or reject products offered as specials or promotions.

         4.15 E-mail Lists. Under no circumstances, will NDC provide, sell, lend or give E-mail lists supplied to NDC by the University to any other business, entity, organization, group, persons or person.

         4.16 Reports. NDC shall provide to the University quarterly reports which will include but not be limited to total number of transactions under this Agreement, total dollars in transactions, list of categories being purchased, leading ten (10) products for each category including cost for each Product or range of costs for each Product.

 5.0     ORDER INFORMATION AND PROCEDURES

         5.1 Order Information. Each Order hereunder shall be transmitted electronically, using the Internet and such systems as developed between the University and NDC. Each Order will contain at the least:

                  a. a complete list of the Products covered by the Order specifying the quantity, type and model number, SKU number, and description for each;




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                  b. University's price for each Product; any additional charges and costs, including without limitation, non-standard services and special features, the total amount payable by the University.

                  c. the location at which the Products shall be delivered and, if different, the location at which the Products shall be initially installed or used;

                  d.      any non-standard site specifications for the Product;

                  e. the Delivery Date for the Products and, if applicable, any interim delivery schedule;

                  f.      if requested, the Installation Date for the Products;

                  g. the maintenance -,schedule for the Products, if applicable;

                  h. any special terms and conditions agreed upon by NDC and the University.

         5.2 ORDER ACCEPTANCE. NDC agrees to notify the University (e-mail is not considered a writing, for the purposes of timely communication under this paragraph; fax notification, however, is considered a writing) if NDC does not accept the Order as submitted by University within two (2) days of receipt of order. NDC shall have the right to reject any Order for failure of the University to: (i) provide all ordering information required by this Agreement on said Order; or (ii) correctly state prices or other amounts on the Order; or
 (iii) allow reasonable time for NDC to manufacture, ship, supply, or install the Product requested in the statement of dates on the Order; or (iv) NDC recognizes the Order will not function as described on the Order. If the Order is not accepted, NDC shall detail in writing to the University its reasons for such rejection and shall indicate the modifications necessary to make the Order acceptable to NDC. Acceptance of any Order by NDC will bind NDC to honor dates, amounts and other ordering information shown on the Order, including supplemental provisions contained therein unless otherwise agreed upon.

         5.3 EFFECTIVE DATE OF ORDER. The effective date of an Order shall be the date upon which the Order is accepted by the later of NDC or the University without modification or amendment.

         5.4 UNIVERSITY ORDER AUTHORITY. Each Order placed hereunder shall be considered authorized by the appropriate authority when transmitted electronically to NDC. The University reserves the right to refuse delivery or cancel an outstanding order, regardless of order cancellation terms stated in this Agreement, if it is determined that NDC accepted an order outside the process stated herein.

         5.5 ORDER CANCELLATION. An Order for Products or Services may be canceled under any of the following circumstances: (i) an Order for Equipment may be canceled up to seven (7) days prior to its Delivery Date (ii) University may cancel and terminate any Order for maintenance, support or similar service at any time upon thirty (30) days, prior written notice to NDC provided Service has not begun. Upon cancellation and termination by University, University shall have no liability for any payments, costs or fees accruing after the termination date; provided, however, that University shall comply with its obligations, if any, relating to the return or redelivery of the applicable Products to the University.

         5.6 SHIPMENT. NDC WILL be responsible for payment to the shipper. Title of all ordered products will be passed to the University upon delivery to the exact address stated on the Order.

 6.0     EQUIPMENT

         6.1 NEW BUILD EQUIPMENT WARRANTY. NDC hereby represents and warrants to University that unless specifically noted and agreed on the Order, as of the Acceptance Date for any Equipment purchased by or provided to University pursuant to this Agreement, such Equipment shall be: (i) new and of original use; and (ii) not


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refurbished, reworked, rebuilt or repackaged. Notwithstanding the foregoing, NDC may offer to the University such "specials" which may be in contradiction thereof, with advance notice to the University as provided in 4.14.

         6.2 MAINTENANCE TO BE PROVIDED. An order for maintenance may be specified within the Order for equipment or issued as a separate, Related Order. Such maintenance will maintain the stated equipment in good operating condition.

         6.3 ELECTRICAL POWER AND AIR CONDITIONING. Failure of electrical power or air conditioning shall not be considered as cause to invalidate any warranties by NDC, nor constitute University noncompliance with Product Specifications.

 7.0 PRODUCT RETURNS. The University and its customers shall be entitled to return Products to NDC as follows:

         7.1 Open Box. A nondefective Product in an opened box and which conforms to the specifications of the Order is nonreturnable to NDC.

         7.2 Unopened Sealed Box. A nondefective Product in an unopened sealed box which conforms to the specifications of the Order may be returned within 14 days of receipt, subject to a fifteen percent (15%) restocking fee unless the order for such Product has been effectively canceled by the University. under Section 5.5, in which case no re-stocking fee will be charged. Return shipping of the Product to NDC is the responsibility of the University and original shipping charges, if any, will not be refunded; provided, however, that return shipping will be the responsibility of NDC and, original shipping charges, if any, will be refunded, in the event the University effectively canceled the order for such products under Section 5.5.

         7.3 Defective/Non-Conforming Product. Any Product that is claimed by the University or its customer to be defective or which does not conform to the specifications of the Order may be returned within 14 days of receipt with no restocking fee so long :; as the Product is actually defective or does not conform to the specifications of the Order. Defective Products and/or Products which do not conform to the Order will be replaced or the Order for such product may be cancelled at the University or University customer's request . Return shipping, of actually defective or non conforming Product to NDC within said 14 day period is the responsibility of NDC. A call tag will be issued via UPS to pick up the defective and/or non-conforminor Product. UPS will pick up the defective Product at the address originally shipped to. NDC will inspect Product that is claimed to be defective and or non-conformina upon arrival at its warehouse. If the Product is found to be defective and/or non-c on forming, the University's account will be appropriately credited within 14 days of arrival of the returned Product to NDC's warehouse. If the Product is found not to be defective or non-conforming, the University will be appropriately billed for the return shipping and a 15% restocking; fee. In such event; original shipping charges, if any, will not be refunded.

         7.4 Return Procedure. In order to return a Product, the University or its customer must contact a NDC customer service representative and obtain a Return Merchandise Authorization number ("RMA#"). All returned product must have an RMA# for it to be accepted. The University's account will be appropriately credited within 14 days of arrival of the returned product in NDC's warehouse.

 8.0 WARRANTIES AND REPRESENTATIONS. The University and NDC recognize and agree that NDC is not a Software or Product manufacturer or publisher and accordingly offers no warranties on the quality or workmanship of Software or Products sold to the University under this Agreement except for the warranties provided by the Software or Product manufacturer or publisher and except as may be provided in this Agreement.

         8.1   COMPONENT AND CONFIGURATION WARRANTY.

                  8.1.1 COMPATIBILITY WARRANTY. Unless the applicable Order specifically indicates otherwise, NDC warrants that all Products acquired pursuant to an order shall be both data, program,




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 and communications compatible to all other Products acquired pursuant to such
 Order and to any Related order. NDC will review each University Order as to completeness and will notify the University as to any inaccuracies or known deficiencies or incompatibility with a Related Order.

                  8.1.2 CONFIGURATION WARRANTY. Unless the applicable Order specifically indicates otherwise, NDC warrants that the product list for such Order for a configuration of components, intended to work together as a system, will be compatible, one Product with another. NDC will notify the University if such Order is incomplete or contains incompatible components or peripherals.

         8.2 ADDITIONAL COMMITMENTS AND WARRANTIES. Any written commitment by NDC under the terms of any Order or of this Agreement shall be binding upon NDC whether or not incorporated into said Order or this Agreement. For purposes of this Agreement, a commitment by NDC shall include: (i) prices and options committed by NDC or its agent to remain in force during the term of this Agreement, (ii) any warranty or representation made by NDC or its agent in a written proposal to the University as to Product performance, total System's performance, or any other physical, design, or functional characteristics of any equipment, Software, System, or other Product; (iii) any written warranty or representation made by NDC or its agent concerning the characteristics or items described in above, made in any literature, descriptions, drawings or specifications accompanying or referred to in a proposal or presentation to the University; and (iv) any modification of or affirmation or representation as to any of the above which is made in writing by NDC or its agent in the course of negotiations or during & term of this Agreement whether or not incorporated into a formal amendment to the proposal; and (v) any representation by NDC or its agent in a written proposal, in supporting documents or in negotiations subsequent thereto as to training to be provided, services to be performed, prices and options committed to remain in force over a fixed period of time, or any other similar matter regardless of the fact that the duration of such commitment may exceed the duration of this Agreement.

         8.3 Warranty of Title. NDC warrants that it shall have, as of the date of each order, as of the Delivery Date of each Product thereunder, and throughout any applicable license term thereunder, including any renewals or extensions thereof, free and clear title io, and the right to possess, use, sell, transfer, or assign, license, or sub license, any and all Products that are sold, licensed or otherwise provided to the University by NDC pursuant to such Order. Except as permitted in this Agreement, or in an Order, NDC shall not create or permit the creation of any lien, encumbrance, or security interest in any Product licensed to the University, or sold to the University and for which title has not yet passed to the University, without the prior written consent of the University. Title to any Product purchased by the University hereunder shall pass to the University upon delivery to the exact address on the order for the applicable Product unless the Order specifies that title shall pass to the University at some other time. Passing title to any Product shall not constitute acceptance on the part of the University.

         8.4 GOOD AND WORKMANLIKE MANNER. NDC warrants all services performed under this Agreement pursuant to any extended service plan offered by NDC will be performed in a good and workmanlike manner.

         8.5 Warranty of Past Success. NDC warrants the Products have been installed and are operational in a production capacity at similar user sites.

         8.6 WARRANTY, OF SUPPLIER CAPABILITY. NDC warrants that it is financially capable of fulfilling all requirements of this Agreement, that there are no legal proceedings against it that could threaten performance of this Agreement, that the Supplier is a validly organized entity to enter into the agreement. Further, NDC is not prohibited by any supplier loan, contract, financing arrangement, or any other such constraint from entering into this Agreement.

         8.7 Disclaimer of Warranties. EXCEPT FOR THE EXPRESS WARRANTIES MADE OR REFERENCED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY OTHER WARRANTIES,
 EXPRESS OR IMPLIED, CONCERNING THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.




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         8.8 WARRANTY OF SECURE E-COMMERCE ENVIRONMENT. NDC warrants that the
 E-Commerce environment it maintains is secure and that it uses state of the art technology for among other things: user and system authentication, fraud prevention and detection, user privilege restriction, intellectual property protection, privacy and confidentiality preservation, service continuation and restoration, data integrity preservation, and information security management.

 9.0 MAINTENANCE, SERVICE, AND SUPPORT OF PRODUCTS. NDC shall provide service, and support for all Products provided under this Agreement.

 10.0    SOFTWARE.

         10.1 SOFTWARE TO BE PROVIDED. The terms and conditions of the University's use of all Software provided by NDC under this Agreement shall be as specified in this Agreement and in the applicable order. The University shall receive a license (or where, applicable, an assignment of license) from NDC providing for the University's use of such Software on terms and conditions that are not inconsistent with this Agreement and the applicable Order. Each Software Order and license shall be deemed to be a Related Order to the Order or Orders that govern the acquisition by University of the Equipment for which the Software is used.

         10.2 Grant of License. NDC shall grant (or assign to) the University, its agents, servants, contractors and assigns the right to utilize any Software delivered by NDC during the term of this Agreement, on or in connection with any CPU worldwide that is utilized by the University to fulfill the University's data processing needs; provided such use does not exceed the scope specified on the Order. The University shall have a perpetual, irrevocable license for unlimited use of such Software.

         10.3 Warranty. NDC warrants that, all Software supplied hereunder shall conform to all published Software Specifications*and developer warranty.

 11.0    UNIVERSITY'S COMPUTER REPAIR SERVICES

         NDC acknowledges that the University's Computer Repair Services ("CRS") is an authorized computer repair service provider for various Products to be sold under this Agreement. NDC agrees to use best efforts to refer incoming service calls from University customers regarding such products to CRS. Use of CRS shall not be deemed to abrogate any warranties, representations, or obligations of NDC under this Agreement.


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 12.     TRANSPORTATION AND DELIVERY.

         12.1 SPECIAL DUTIES OF NDC. The Products shall be shipped UPS Ground freight prepaid by NDC to the University's site, as indicated in the applicable Order, it being expressly agreed that NDC will pay for all UPS Ground shipping for Products under this Agreement. Expedited shipping services will incur additional transportation charges to be prepaid and added to the invoice.. NDC shall assume full responsibility for dealing with carriers to ensure delivery of shipments, locate missing or late shipments, resolve billing for transportation charges, and submit and resolve all insurance claims arising form damage to its shipments. NDC shall be responsible for direct payment of carrier invoices. Such Products shall be crated and packed in materials, pursuant to procedures, meeting or exceeding the Product manufacturer's then current standards for comparable components.

         12.2 PAYMENT OF CHARGES. Subject to the provisions herein, actual transportation charges on Products both from and to NDC's plant or warehouse are to be prepaid by NDC. NDC will pay the cost of transportation for products (i) shipped for mechanical replacement purposes; (ii) removed as a result of Product failure, whether for convenience of NDC or pursuant to a demand by the University as provided herein; or (iii) removed as a result of default by NDC in any of its obligations under this Agreement or the Order.

         12.3 DELIVERY. Supplier shall deliver all Products on the dates and at the locations specified. All orders for delivery will be considered as ordered for "Inside Delivery", and all orders will specify same. Handling, shipping and unloading of the Products shall meet or exceed the manufacturer's then current standards for comparable components. The NDC E-commerce Website will state if Product is in stock. If Product is not in stock, the E-commerce site will state the estimated delivery date.

         12.4 STAGED DELIVERY AUTHORIZATION. Under staged orders, NDC may not deliver any Product more than the (10) days prior to the specified Delivery Date without receipt of written consent form University. The University and NDC may mutually agree in writing to change any Delivery Date, in which event all other dates listed in the Order shall remain unchanged unless specifically adjusted by written agreement of NDC and the University. The University may, at its discretion, designated an order or orders for staged delivery with specified delivery dates. Such staged orders shall be managed by NDC accordingly. The University may delay and Delivery Date for not more than thirty (30) days by providing prior written notice to NDC not less than fifteen
 (15) days prior to the Delivery Date provided the Order has not already been shipped; if such delay stated herein, all other dates, including any

 Installation Date, shall be delayed by an equivalent period, unless otherwise agreed in writing by NDC and the University.

         12.5 DELIVERY OF ALL ITEMS. No Product under any Order shall be deemed to be "delivered" hereunder unless and until all Products including all items necessary for the operation thereof required by the Order to be delivered by a specified date have in fact been delivered as required in the Order.

         12.6 NOTICE OF CHANGE OR DELAY. NDC shall notify the University in writing in advance of any delay in delivery or change of delivery location when such delay or change becomes apparent to NDC. Unless the University is so notified and grants its written approval to NDC for such delay or change, the University may, at its sole option, suspend or terminated the Order (s) affected, and any Related order not yet shipped.

         12.7 DELIVERY AND INSTALLATION DELAY REMEDIES. If any Product purchased by the University pursuant to this Agreement is not delivered by the Delivery Date specified or if installation is ordered, is not installed by the Installation Date, the University may, at is sole discretion, either: (I) cancel any Product that has not met the agreed upon Delivery or Installation date without regard for delayed or back-ordered Products, and (ii) as an alternative remedy for delayed or back-ordered Products, and not withstanding the terms of the Agreement as to the University default rights, NDC may, upon mutual agreement, temporarily install non-conforming Products of equal or greater capabilities until the University order can be fulfilled as written. NDC will pay all costs associated with the temporary installation including transportation, installation, and any environmental requirements differing form the originally ordered Products. Any costs associated with de-installation and/or return of the canceled Product will be borne by NDC. The University's right to cancel Products under this Paragraph shall not preclude the University from enforcing any remedies that may be available to the University in this Agreement.


 13      SITE PREPARATION AND INSTALLATION.

         13.1 INSTALLATION. For an additional charge as shown on Exhibit 3, when the order specifies installation by NDC, if the University has prepared the installation site to satisfy NDC's minimum specifications by the time specified in the Order, NDC shall cause the applicable Products to be installed and prepared for normal operation by the agreed upon Installation Date specified on the Order. Unless otherwise indicated, NDC shall install and prepare the Products for normal operation during the normal working hours of the NDC's personnel at the University's site location. If the University requests that installation or preparation of the Products occur during other hours, the University shall reimburse NDC for any overtime, shift differential or similar costs actually incurred by NDC in accommodating such request; provided, however, that no additional charges shall be paid by the University if NDC must provide overtime or multiple shift staffing in order to meet the agreed upon applicable Installation Date hereunder. Normal Operation shall be understood to mean that, Products are operating according to any written or published specifications distributed by NDC.

         13.2 Early Installation and Operation. If the Products are certified by NDC to be ready for Installation and Operation prior to the agreed upon Installation Date specified in the Order, the University at its option, may elect to begin Operation and change the agreed upon Installation Date accordingly.

         13.3 Delay of Installation Date. At any time prior to the agreed upon Installation Date specified in the Order, the University, by written notification to NDC, may delay such date at no additional charge or penalty. If any such delay occurs in the Installation Date for any product, all subsequent dates specified for such Product and any related Product shall be delayed by an equivalent period, unless otherwise specifically agreed in writing by the University and NDC.

         13.4 Installation of All Items. No Product shall be deemed to be installed for purposes of this Agreement unless and until: (i) all Components of the Product specified on the order have also been installed in accordance with this Agreement; provided, however that the terms within this paragraph shall not apply to any such items for which a subsequent agreed upon Installation Date is specified; and (ii) any and all Products required by this Agreement or the Order or any Related Order to be installed on or before the same Installation Date have also been installed in accordance with this Agreement.

         13.5 NOTICE OF CHANGE OR DELAY. NDC shall provide the University with written notice of the reasons for and anticipated duration of any delay in installation within two (2) business day after such delay becomes known to NDC. Neither the delivery of such notice by NDC nor the acceptance of such notice by the University shall affect the University's rights or NDC's obligations pursuant to this Agreement.

 14. INSURANCE AND RISK OF LOSS. NDC and the University agree to defend, hold harmless and indemnify each other, their officers, agents and employees, against all claims for loss or damage to property or injury or death to persons arising from or connected with their performance of their obligations under this agreement. NDC must provide and maintain during the contract period the following insurance limits and types:


 General Liability:

 General Aggregate (Per Project)           $2,000,000
 Product/ Completed Operations             $1,000,000
 Personal & Advertising Injury             $1,000,000
 Each Occurrence                           $1,000,000
 Fire Damage                               $50,000
 Medical Expense                           $5,000

 Automobile Liability:

 Combined Single Limit                             $500,000

 Umbrella Liability: N/A

 Workers' Compensation:           Statutory
         Each Accident                             $100,000
         Disease - Policy Limit                    $500,000

 Disease - Each Employee                   $100,000


 Errors and Omissions or Professional Liability insurance in an amount not less than $1,000,000 Each Claim and $3,000,000 Each Occurrence if applicable.

 Primary Additional Insured: Regents of the University of Minnesota

 Notice of Cancellation: 60 days

 Additional Comments: Certificate of Insurance must be provided with the above limits and naming the "Regents of the University of Minnesota" as additional insureds.



 A certificate of insurance evidencing the foregoing coverages must be provided prior to inception of the contract period, and renewals of coverages provided by certificate prior to policy expiration. (Wherever feasible or indicated we recommend $1,000,000 CSL (Combined Single Limit) per occurrence limits for comprehensive general liability.)

 In lieu of the Commercial General Liability Policy, NDC may maintain an Owner's and Contractor's Protective Liability Insurance Policy.

 15.     CHARGES, INVOICES, PAYMENTS AND AUDITS

         15.1 PRICING DISCOUNTS. The price NDC will charge the University for Products and Services covered by this Agreement shall be on a "cost plus" basis more fully described on the Pricing Matrix, shown on Exhibit 3, attached hereto and made a part hereof.

         15.2. MARKETING AND PROMOTIONAL FEE. The University shall receive from NDC at end of every three (3) months a marketing and promotional fee in an amount equal to 2% of the gross amount of all Products and Services sold to the University under this Agreement during the preceding three (3) month period.

         15.3 Charges. The University will determine the applicability of charges by the following criteria: (i) no Product or Service shall be deemed to be accepted by the University and the University shall have no obligation to NDC for any payment unless and until the Product or Service has been delivered and accepted by the University as fully operable; (ii) the University shall not be billed or liable for any charges or expenses other than those charges or expenses stated and expressly authorized in this Agreement or on an order;
 (iii) unless otherwise specified in the applicable Order, charges payable by the University pursuant to an Order shall apply and be calculated from the Delivery Date for the applicable Product or 30 days following receipt of invoice, whichever is later.

         13.4 REDUCTION BEFORE SHIPMENT. If NDC's published price for any Product is less than the price set forth in the University's order for the same on Product's Ship Date, then the University shall have the benefit of the lesser published price for such Product.

 15      Increase of Price.

                  15.5.1 PRODUCTS. Unless otherwise agreed in writing by the University, NDC shall not, increase the price of a Product once an Order has been placed by the University or University customer.

                  15.5.2 SERVICES. Unless otherwise agreed in writing by the university, NDC shall not during the effective term of this Agreement increase the prices for any applicable services provided by NDC during any consecutive twelve (12) month period by more than five percent (5%). Notwithstanding any other term of this Agreement or any Order, the University may terminate any Order on which NDC has notified the University of a Service price increase by providing written notice of such termination to NDC up to thirty (30) days after the University receives such notice.

         15.6 INVOICING STANDARDS. NDC shall render one (1) copy of an invoice not later than the month following the month for which the charges in the invoice accrue. Provided that the amounts covered by the invoice are in fact due and payable by the University hereunder, each invoice shall be paid within thirty (30) days of receipt by the University, or within thirty (30) days of receipt of product by the University, whichever is later. Invoices shall differentiate the costs between tangible and non-tangible products on the invoice, and include as a minimum: (i) type and description of Product; (ii) purchase order number; (iii) basic charge for each Product; (iv) other charges as applicable; (v) total charges; (vi) other detail required by the applicable order, and (vii) serial numbers for all equipment that carries a serial number.

         15.7 Delivery of Invoices. Invoices shall be delivered to the University as instructed on the Order. The University does not have central billing, so it is the responsibility of NDC to direct the invoices to the ordering department within the University and it is the responsibility of the University to include such address on each order.

         15.8 CREDITS. Any credits due the University may be applied by the University against NDC's invoices with appropriate information attached. Any credits due the University that are not so applied against NDC's invoices for any reason shall be paid to the University Department credited or refunded (at the University's option) by NDC within thirty (30) days after NDC's receipt and confirmation of the University's written request for such Payment. At no time shall NDC credit a different department than the ordering department that received the Credit. The University will not be responsible for having accepted a credit made to other than the original Ordering department to which the credit was applied.

         15.9 The University may use the Products acquired hereunder for such purposes and functions as may be necessary or convenient, and the University's use of the Products shall not be restricted to any particular purpose or function.

 16.0    RESOLUTIONS OF DISPUTES.

         16.1 Resolution of Disputes of Invoices. If the University disputes any amount on any NDC Invoice, the University and NDC agree to use all reasonable efforts to resolve such dispute within five (5) days after the University provides written notification of the dispute to NDC. Both parties agree to provide full supporting documentation concerning any disputed amount or invoice within five (5) days after written notification of the dispute. Provided that one party furnishes written notification of the dispute to the other party within thirty (30) days, neither party shall have any obligation, during the sixty (60) day period specified above, to pay any amount that remains in dispute.

         16.2 Escalation. Disputes arising out of or relating to this Agreement shall first be discussed by Buyer level personnel of NDC and the University. Any dispute that cannot be resolved in ten (10) days at the Buyer level shall then be discussed by the Vendor Performance Coordinator of the University and by Director level by NDC. At such time the University's Vendor Performance Program procedures will be followed.

 17.0    INDEMNIFICATION.

         17.1 Mutual Indemnification. Each party shall, at its sole expense, indemnify and hold harmless the other, including its assigns and its officers, directors, employees, agents, and servants from and against any and all direct losses, damages, injuries, causes of action, claims, demands and expenses (whether based upon tort, breach of contract, patent or copyright infringement, failure to pay employee taxes or withholdings, failure to obtain workmen's compensation insurance, or otherwise), including reasonable legal fees and expenses, of any kind or nature arising directly out of or on account of, or resulting from, any intentional or negligent act or omission of, or default in the performance of its obligations pursuant to this Agreement or any Order. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ATNTY TYPE OR NATURE.

         17.2 Notice. Each party hereunder shall give the other party prompt notice of any claim or liability hereby indemnified against by such other party and thereupon such other party shall be entitled to control, and shall assume full responsibility for, the defense of such matter. The indemnities contained herein shall not be deemed to be a waiver of or in limitation of any other rights either party may have, including but not limited to rights of indemnity or contribution.

         17.3 INTELLECTUAL PROPERTY INDEMNITY. NDC warrants that each Product furnished by NDC hereunder, including without limitation each Component and System and any unit or part thereof, and any software, will not infringe upon or violate any patent, copyright, trade secret or any other proprietary right of any third party or contain the confidential information of any third party. If any claim by a third party against the University asserting or involving patent, copyright, trade secret or proprietary right violation involving any Product acquired by the University hereunder, NDC will defend, at its expense, and will indemnify the University against any loss, cost, expense, or liability arising out of such claim, whether or not such claim is successful; provided, however that NDC is notified by the University in writing within a reasonable time after the University first receives written notice of any such claim, action, or allegation of infringement. NDC shall have no liability for infringement to the extent that such claim is based on the use, license, or sale of the Product in combination with other products (including software) not furnished by NDC, use of the Product in a manner not allowed under any license granted to the University, or modification of the Product by the University, where without such combination, use or modification the claim would not have arisen.


         17.4 Use OF INFRINGING PRODUCTS. If an injunction or order shall be obtained against the University's use of any such Product by reason of the allegations, or if in NDC's opinion any such Product is likely to become a subject of a claim of infringement or violation of a copyright, trade secret or other proprietary right of a third party, NDC will, at its option and its expense; (i) procure for the University the right to continue using the Product; or (ii) replace or modify the same so that it becomes non-infringing (which modification or replacement shall not adversely affect the applicable specifications for, or the use or operation by the University of, the Product); or (iii) if the Product is purchased, and the other options stated are not practicable, repurchase the Product; or (iv) if the Product is licensed, and the other options stated are not practicable, remove such Product from the University's site(s) and refund to the University any charges paid by the University, other than charges for license payments for any actual period of use by the University in excess of twenty-four (24) months, and release the University from any further liability under the applicable Order or other agreement.

         17.5 REMOVAL OF INFRINGING PRODUCTS DISCONTINUATION OF PAYMENTS. In no event shall the University be liable to NDC for any license or maintenance payments after the date, if any, THAT THE UNIVERSITY is no longer legally permitted to use the Product because of such actual or claimed' infringement. If removal or replacement of the PRODUCT IS REQUIRED OR UNDERTAKEN PURSUANT TO THIS Agreement, NDC shall use reasonable care in the removal or modification thereof and shall, at its own expense, restore the premises as nearly to their original condition as is reasonably possible.

 18.0     DEFAULTS AND REMEDIES.

         18.1 DEFAULTS BY EITHER PARTY. The occurrence of any of the following shall constitute a default:

                  18.1.1 Either party shall fail to pay when due any undisputed amount due hereunder and such failure shall continue for a period of sixty (60) days after written notice from one party to the other; or

                  18.1.2 Any representation or warranty made by either party in this Agreement or any Order to which it is a party shall prove to have been false or misleading in any material respect as of the date on or as of which the same was made; or

                  18.1.3 Either party shall fail to perform or observe any covenant, condition or agreement required by the Agreement or any Order to be performed or observed by it and such failure continues for thirty (30) days after written notice of one party to the other; or

                  18-1.4 If bankruptcy, receivership, insolvency, reorganization, dissolution, liquidation or other proceedings shall be instituted by or against either party or all or any substantial part of its property under any federal or state law, and such proceedings shall continue for sixty (60) days.

         18.2 REMEDIES OF EITHER PARTY. If a default by either party shall occur and be continuing, the other party shall have the following remedies except as set forth in Section 4. 8.

                  18.2.1 Terminate the applicable Order and, at their option, any Related Order or Change Order and redeliver any and all such Products to NDC, in the manner required by this Agreement or the Order for redelivery at the end of the Product's term, except that such return shall be at sole expense of the defaulting party; and

                  18.2.2 By written notice to the defaulting party declare the applicable order covering the Product to be terminated, without prejudice to either party's rights in respect to the obligations then accrued and remaining unsatisfied; and

                  18.2.3 Exercise any other right or remedy that may be available at law or in equity or in accordance with the Uniform Commercial Code.

         18.3 No Waiver. In no event shall the acceptance by the University, or the application by NDC, of any license, maintenance, or other credit pursuant to this Agreement or any Order be deemed to be a waiver by the University of any of its rights under this Agreement or such Order or at law or in equity.

         18.4 LIMITATION AND MITIGATION OF DAMAGES OF EITHER PARTY. Notwithstanding any other provision of this Agreement:

                  18.4.1 OTHER RIGHTS. A default by one party under one (1) or more Orders shall not affect the other party's rights under any one (1) or more other Orders not in default or under this Agreement; and

                  18.4.2 TIME TO CURE. In addition to the time periods specified herein, above, either party shall be permitted a period of thirty (30) days to cure any default; provided, however, that if the defaulting party has commenced the curing of any default, other than a default in the payment of amounts due to be paid by one party to the other, within the thirty (30) day period so provided and the defaulting party is diligently and continuously pursuing the curing of such default, the thirty (30) day period shall be extended to permit the defaulting party to complete the cure. This Time to Cure clause does not alter Section 10.6 Notice of Change or Delay, which does not include 30 days to cure a default in Delivery Date.

                  18.4.3 MITIGATE DAMAGES. Both parties shall in all events be required to mitigate their damages. The University shall be entitled to receive as a credit against such damages the reasonable salvage, resale, or release value of the Products acquired by the University under the Order, and returned to, repossessed by, sold, or otherwise disposed of by ND6.

                  18.4.4 Consequential Damages. In no event shall either party be liable to the other for indirect, incidental, special, or consequential damages arising out of this agreement for the existence, furnishing, functioning, or the University's use of the work product, documentation or tools provided by NDC. The foregoing limitation of liability shall not apply to: (i) claims for damages in tort against either party; or (ii) claims for damages for which NDC ha~ indemnified the University.

 19.0 PROPRIETARY RIGHTS. Neither Party may advertise or promote using the name or description of the other Party (including, but not limited to, disclosing the existence of the Agreement), without in each instance the express written consent of the other Party.

 20.0    GENERAL PROVISIONS.

         20.1 Disaster Recovery. If any Product acquired hereunder is rendered inoperative as a result of a natural or other disaster or emergency (including major Product failure or breakdown and peak load conditions), NDC will make all reasonable efforts to supply or help locate back up or replacement Products. In such event, NTDC agrees to waive any delivery schedule priorities, to the extent reasonable or permitted by law, and, to the extent possible, to make the replacement Product available from the manufacturing facility currently producing such equipment or from inventory. Subject to this Agreement, the price for any replacement Product provided by NDC will be in compliance with this Agreement, plus shipment costs; provided, however, that if the non-operation is due to the negligence or fault of NDC, replacement equipment will be provided and delivered at no cost to the University. The University shall retain the right to accept or reject any offer by NDC to supply any emergency or backup Product or other equipment or service.

         20.2 Notice. Any and all notices permitted or required to be given hereunder shall be deemed duly given (i) upon actual delivery, if delivery is by hand; or (ii) u on receipt by the transmitting party of confirmation of receipt of a facsimile; or, (iii) upon delivery into the United States mail if delivery is by postage paid registered or certified return receipt requested mail. Each such notice shall be sent to the respective party at the address indicated below or to any other address as the respective party may designate by notice delivered pursuant to this Subparagraph or in any Order placed hereunder:

 If to NDC:                       IF TO THE UNIVERSITY:

 Gregory Appelhof                         Katharine Anderson, Technology Buyer
 NDC                                      Suite 560
 3100 W. Lake Street                      University of Minnesota
 Suite 400                                1300 South Second Street
 Minneapolis, NfN 55416                   Minneapolis, MN 55454
 Fax Number (612) 915-1133                Fax Number: (612) 626-0366

         20.3 NON-WAIVER. No term or provision of this Agreement or of any Order shall be deemed waived and no breach shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach.

         20.4 PARTIAL INVALIDITY. If any term or provision of this Agreement, or of any Order shall be found to be illegal or unenforceable then, notwithstanding such illegality or unenforceability, this Agreement, and each applicable Order, shall remain in full force and effect and such term or provision shall be deemed to be deleted.

         20.5 PARAGRAPH HEADINGS. The Paragraph and Subparagraph headings used in this Agreement are for reference purposes only and shall not be deemed a part of this Agreement.

         20.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         20.7 SUBCONTRACTORS AND PARTNERS. NDC is responsible for the performance of any subcontractors, partners or any other entity represented by NDC in this Agreement.

         20.8 ENTIRE AGREEMENT - This Agreement, with its attachments, taken together with Orders and subordinate documents incorporated by reference in such orders, constitutes the entire agreement between the parties with respect to the subject matter contained herein and may only be modified by an amendment executed in writing by both parties.

         20.9 AMENDMENT. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by Vice President level personnel or their designees of the parties for that express purpose. All amendments or modifications of this Agreement shall be binding upon the parties despite any lack of consideration.

         20.10 COMPLIANCE WITH LAW. NDC agrees that it will comply with the provisions of all applicable federal, state, county, and local laws, ordinances, regulations, and codes in the performance of this Agreement including the procurement of permits and certificates where needed. NDC further agrees to indemnify the University for any loss or damage that may be sustained by reason of NDCs failure to comply with the aforementioned federal, state, county, and local laws, ordinances, regulations, and codes.

         20.11 GOVERNING LAW. The laws of the State of Minnesota shall govern this Agreement and any action to enforce this Agreement shall be brought only in Minnesota.

         20.12 PUBLICITY. Neither party shall use the name, trademark, trade name or other designation of the other party in any advertising, publicity or other promotional activity without the prior express, written permission of the other party.

         20.13 Order of Precedence. In the event of conflict between this Agreement, its exhibits, and any Orders the following order of precedence shall prevail:

 1. The order, providing any changes to this Agreement made through an Order will only prevail for that Order and will not incur a change to this Agreement, its Exhibits or other Orders for the term of this Agreement.

 2.      This Agreement and its Exhibits
 3.      The Request for Proposal
 4.      The Proposal

 The parties have read this Agreement, understand it, and agree to be bound by it.

 IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

 VIRTUAL TECHNOLOGY CORPORATION
 d1b/a NET DIRECT CORPORATION
 INTERNATIONAL

 By:     /s/ Greg Appelhof
    ---------------------------


Greg Appelhof
-------------------------------
(print)


Its    President
-------------------------------
         Title


January 17, 2000
-------------------------------
Date


THE UNIVERSITY OF MINNESOTA


By:     /s/ Katharine Anderson
-------------------------------


Katharine Anderson
-------------------------------
(print)


Its  President
-------------------------------
         Title


January 20, 2000
-------------------------------
         Title